Exhibit 10.1

EMPLOYMENT SEPARATION AGREEMENT

Entire Agreement:

This Agreement covers all understandings between Eric Obeck (“EMPLOYEE”) and SendTec, Inc. (“EMPLOYER”), relating to EMPLOYEE’s employment and separation from employment with EMPLOYER. (For the purposes of this waiver and release, SendTec, Inc. should be understood to mean not only SendTec, Inc. itself, but also any or all current or former affiliated companies and corporations, parent corporations, partnerships, divisions and subsidiaries, and the current and former officers, directors, shareholders, employees, agents, insurers, attorneys, successors and assigns of EMPLOYER).

Separation:

EMPLOYEE’s separation from employment is effective April 16, 2008 (the “Separation Date”). Following the Separation Date, the following shall be paid to Employee pursuant to Company policy:

a) Any vested amounts due to EMPLOYEE under deferred compensation plans (such as pension, retirement or profit sharing plans) will be paid according to the terms of the plans;

b) Any paid time off (PTO) pay which EMPLOYEE has earned but not used will be paid to EMPLOYEE in EMPLOYEE’S final pay check;

c) Any properly reimbursable expenses submitted by EMPLOYEE prior to the Separation Date or within one week thereafter, shall be paid in accordance with Company policy.

d) EMPLOYEE shall be entitled to health insurance continuation benefits under COBRA at his own election and sole expense.

e) Any commissions earned, but unpaid at the Separation Date, will be paid.

After the Separation Date, the only other payments or other things of value which EMPLOYEE will be entitled to receive from EMPLOYER are those set forth in this Agreement. This Agreement supersedes the Employment Agreement dated October 28, 2005, with the exception that Paragraph 7 and the restrictive covenants and enforcement procedures in Paragraphs 11, 12 and 15 of the Employment Agreement shall remain in effect according to their terms. EMPLOYEE hereby reaffirms his intent to comply with such restrictions in full. Employee agrees that if he violates said restrictions, the Company may discontinue any further payments under this release, and may in addition seek an injunction restraining any further violations of the Employment Agreement.

No other agreement between EMPLOYEE and EMPLOYER relating to EMPLOYEE’S employment will have any effect unless it is in writing and is signed and dated by both parties after the date that this Agreement is signed.

Mutual Promises:

In exchange for the promises which EMPLOYEE makes in this Agreement below, EMPLOYER agrees to provide to EMPLOYEE the additional benefits which are described below. In exchange for the promises which EMPLOYER makes in this Agreement, EMPLOYEE agrees to certain confidentiality and post-employment obligations to EMPLOYER. These obligations are explained below.

Additional Benefits to Employee:

EMPLOYER shall pay EMPLOYEE his salary through the Separation Date, and for a period extending to July 15, 2008, in regular intervals in accordance with the Company’s payroll practices in effect from time to time, less applicable withholding. Further, the EMPLOYER will make the EMPLOYEE’s Cobra payments for a period extending to July 15, 2008. EMPLOYER further agrees to permit the EMPLOYEE to keep the cell phone and laptop he currently has, however, the EMPLOYEE will be solely responsible for any and all payments associated with maintenance of the cell phone and laptop, including but not limited to any service carrier or provider for the cell phone and the laptop. Notwithstanding the foregoing, the EMPLOYER will pay for the cost of the service provider of the cell phone and computer wireless card for the EMPLOYEE only through July 15, 2008.

Return of Property:

EMPLOYEE agrees to return to EMPLOYER, and to not at any time thereafter, for any purpose or reason, further use, publish or keep at the time of his termination, any Company property and any and all documents related to the Company. Such property includes the original and any copy of company-issued keys, key cards, business documents, company credit cards, pagers, client lists, files, computer software, printouts, computer CD-ROMs, zip drives and their contents, and any other computerized information, as well as system access codes or passwords, plans, records, drawings, materials, advertisements, brochures, equipment, manuals, notebooks, and any other record, papers, documents and copies thereof relating to the Company and its business. It is specifically agreed that any documents, card files, notebooks, programs, etc. containing customer information and confidential information given to the Company by the Customers, including Customer search-engine passwords, are the property of the Company regardless of by whom they were compiled.

EMPLOYEE further agrees that after his termination, unless authorized in writing by the Company, he will not access or attempt to access any of EMPLOYER’S or EMPLOYER’S Clients’ systems, including, but not limited to, secure websites, secured client systems, databases, EMPLOYER and Client networks, file systems, email systems, VPN systems, telephone and voice mail systems or any proprietary or operating systems of or for EMPLOYER or EMPLOYER’S Clients’ businesses.

Non-Disparagement:

EMPLOYEE agrees not to make or publish any statement (orally or in writing) or instigate, assist or participate in the making or publication of any statement which would libel, slander, or disparage or expose to hatred, contempt or ridicule EMPLOYER or its products, services, affairs or operations. EMPLOYER agrees not to make or publish any statement (orally or in writing) or instigate, assist or participate in the making or publication of any statement which would libel, slander, or disparage or expose to hatred, contempt or ridicule EMPLOYEE or his services.

Covenant to Cooperate:

EMPLOYEE hereby acknowledges that a partial consideration for the benefits EMPLOYEE will receive pursuant to this Agreement and an inducement for EMPLOYER to enter into this Agreement is EMPLOYEE’S agreement to cooperate with the Company following EMPLOYEE’S separation through July 15, 2008 as follows:

(A)	If reasonably requested by the Company, EMPLOYEE will cooperate with Company in the defense or prosecution of one or more existing or future court actions, governmental investigations, arbitrations, mediations or other legal or equitable proceedings which involve Company or any of its current or former employees, officers or directors. This cooperation may include, but shall not be limited to, the availability to provide testimony in deposition, affidavit, trial, mediation or arbitration, as well as preparation for that testimony. EMPLOYEE acknowledges that EMPLOYEE shall be available at Company’s reasonable request for any meetings or conferences Company deems necessary in preparation for the defense or prosecution of any such legal proceedings. If Company requests EMPLOYEE to travel or travel is otherwise required in conjunction with EMPLOYEE’S providing assistance to Company pursuant to this provision, Company will reimburse or pay for EMPLOYEE’S necessary and reasonable travel expenses.

(B)	If reasonably requested by the Company, EMPLOYEE will provide contact information, project status, contract status information about works in progress, financial information, and any other information related to EMPLOYEE’S job duties and responsibilities.

(C)	EMPLOYEE will, for a period of ten weeks from the date of his termination, inform EMPLOYER of any employment he has accepted, including the name of new employer and the position for which he as been employed.

Voluntary and Knowing Agreement:

EMPLOYEE hereby warrants that EMPLOYEE has had adequate time to read and understand the terms and provisions of this Agreement. EMPLOYEE further warrants that no promise or inducement has been offered or made except as set forth or referenced herein.

YOU ARE ADVISED TO CONSULT AN ATTORNEY BEFORE SIGNING THIS AGREEMENT.

/s/ Eric Obeck	4/16/08
EMPLOYEE	DATE

/s/ Paul Soltoff	4/16/08
FOR THE EMPLOYER	DATE

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